Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

THE PMI GROUP, INC.

       The PMI Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

       FIRST. The Board of Directors of the Corporation duly adopted a resolution setting forth and declaring advisable the amendment of the first sentence of paragraph (a) of Article Four of the certificate of incorporation of the Corporation to increase the total number of shares that the Corporation shall have authority to issue from 125,000,000 shares of Common Stock, par value $0.01 per share, to 250,000,000 shares of Common Stock, par value $0.01 per share, so that said first sentence of Article Four shall read as follows:

       “The total number of shares of common stock that the corporation shall have authority to issue is 250,000,000, par value $0.01 per share (“the Common Stock”);”

       SECOND. The foregoing amendment has been duly adopted by the favorable vote of the holders of a majority of the outstanding stock then entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

       IN WITNESS WHEREOF, The PMI Group, Inc. has caused this certification to be signed by Victor J. Bacigalupi, its Secretary, on May 16, 2002.

The PMI Group, Inc.

By:	/s/ Victor J. Bacigalupi Victor J. Bacigalupi, Secretary